Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 N. Community House Rd, Suite 350
Charlotte, NC 28277
Tel: (704) 587-8886
investorrelations@polypore.net
www.polypore.net

PRESS RELEASE

Polypore Reports Third Quarter 2013 Results

•                  Separations Media and Transportation and Industrial segments generated solid performance

•                  Electronics and Electric Drive Vehicle development progress continues while volumes declined sequentially due to ongoing customer supply discussions

•                  Consolidated Adjusted EPS was $0.24 (including $0.06 from discontinued operations)

•                  Strong cash flow generation continued in the quarter

CHARLOTTE, NC — November 4, 2013 — Polypore International, Inc. (NYSE: PPO), a global high technology filtration company specializing in microporous membranes, today reported its financial results for the third quarter and nine months ended September 28, 2013. The results discussed below are from continuing operations, and therefore exclude the results of the Company’s Microporous business, which is being divested.

For the third quarter:

•                  Sales were $152.0 million compared with $161.4 million in the prior-year period. Excluding the effect of foreign currency translation, sales decreased $11.7 million, or 7%.

•                  Segment Operating Income was $19.7 million compared with $30.8 million in the prior-year period. A table showing the reconciliation of Segment Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Income from Continuing Operations was $8.0 million, or $0.18 per diluted share, compared with $15.5 million, or $0.33 per diluted share, in the prior-year period.  Income from Continuing Operations was $4.5 million, or $0.10 per diluted share, compared with $12.4 million, or $0.26 per diluted share, in the prior-year period. A table showing the reconciliation of Adjusted Income from Continuing Operations and Adjusted EPS from Continuing Operations to U.S. GAAP amounts is included in this release.

Robert B. Toth, President and Chief Executive Officer, said, “During the third quarter our Transportation and Industrial and Separations Media segments, which represent the majority of our Company, delivered solid performance, and the Company continued to generate substantial free cash flow. In the Electronics and EDVs segment, consumer electronics orders remained weak and EDV volumes declined sequentially as we are active in supply discussions.  These ongoing discussions can impact order flow and quarterly results given the size and scale of certain customers.

“In the EDV market, where development momentum continues and where there are positive growth signals, we are working to formalize partnerships with several customers, highlighting the field performance of our products, our patent-protected coating technology, and the capacity investments we have completed to meet future supply needs,” continued Toth.  “As the leading qualified supplier to the largest number of vehicle models in the market, we are working with many current and next generation battery makers, and we are focused on making disciplined decisions in the interests of our shareholders, rather than reacting to short-term dynamics.”

For the nine months ended September 28, 2013:

•                  Sales were $466.9 million compared with $486.6 million in the first nine months of 2012. Excluding the effect of foreign currency translation, sales decreased $22.2 million, or 5%.

•                  Segment Operating Income was $76.9 million compared with $107.3 million in the prior-year period.

•                  Adjusted Income from Continuing Operations was $33.4 million, or $0.72 per diluted share, compared with $55.9 million, or $1.19 per diluted share, in the prior-year period.  Income from Continuing Operations was $22.7 million, or $0.49 per diluted share, compared with $45.9 million, or $0.97 per diluted share, in the prior-year period.

Adjusted EBITDA

Adjusted EBITDA was $38.1 million ($32.8 million from continuing operations) in the third quarter of 2013 compared with $47.6 million ($43.9 million from continuing operations) in the third quarter of 2012. Adjusted EBITDA for the twelve months ended September 28, 2013 was $186.7 million ($164.0 million from continuing operations).  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit agreement, is reconciled to Income from Continuing Operations in the attached table.

Energy Storage Business

Transportation and Industrial Segment

•                  Sales of lead-acid battery separators were $76.4 million and Segment Operating Income was $16.2 million and 21% of sales, consistent with the prior-year period.

Electronics and Electric Drive Vehicles (“EDVs”) Segment

•                  Sales of lithium battery separators were $27.8 million compared with $43.5 million in the prior-year period. The decrease from the prior-year period was due to lower volumes in consumer electronics-related sales.

•                  Segment Operating Income was $2.3 million and 8% of sales compared with $10.5 million and 24% of sales for the prior-year period.  The decline was due to lower sales volumes.

Separations Media Segment

Sales were $47.8 million compared with $41.2 million in the prior-year period. Excluding the effect of foreign currency translation, sales increased $4.7 million, or 11%.

•                  Sales of healthcare products were $29.1 million, up 12% compared with $26.0 million in the prior-year period due to higher volumes and a favorable currency effect.

•                  Sales of filtration and specialty products were $18.7 million, up 23% compared with $15.2 million in the prior-year period, driven by higher volumes and a favorable currency effect.

•                  Segment Operating Income was $9.6 million and 20% of sales compared with $9.7 million and 24% of sales in the prior-year period. The decrease in operating income margin was primarily due to previously disclosed planned preventative maintenance shutdowns that were longer than in the prior-year period.  Full year 2013 operating income margin is still expected to be similar to prior years’ levels.

Microporous Divestiture

As previously disclosed, Polypore entered into a Stock Purchase Agreement to sell its Microporous business to Seven Mile Capital Partners for a purchase price of $120 million. The sale is subject to Federal Trade Commission approval and is expected to close in the fourth quarter of 2013.

Share Repurchase Update

As of September 28, 2013, the Company had repurchased 2 million shares of common stock for a total cost of approximately $80.3 million year-to-date, leaving 2 million shares remaining under its current repurchase authorization of 4 million shares.

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s third quarter 2013 financial results and business outlook today, Monday, November 4, 2013, at 4:45 p.m. Eastern time. The dial-in number for the conference call is (631) 291-4526.   Enter code 72588259.   A replay of the conference call will be available through Monday, November 11, 2013 via telephone at (404) 537-3406.  Enter code 72588259. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s website at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s website.

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, NC, Polypore International, Inc. is a market leader with manufacturing facilities or sales offices in ten countries serving six continents. See www.polypore.net.

CONTACT:

Polypore International, Inc.
Investor Relations
(704) 587-8886
investorrelations@polypore.net

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted EBITDA from Continuing Operations, Adjusted Net Income, Adjusted Income from Continuing Operations, Adjusted EPS (earnings per share) and Adjusted

EPS from Continuing Operations are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. Adjusted EBITDA is defined in our credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, stock-based compensation and other non-cash or non-recurring charges.

We define Adjusted Net Income as net income excluding certain items.  We define Adjusted Income from Continuing Operations as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding. We define Adjusted EPS from Continuing Operations as Adjusted Income from Continuing Operations divided by the number of diluted shares of common stock outstanding. The adjustments used in calculating Adjusted Net Income, Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS from Continuing Operations are consistent with the adjustments used in calculating Adjusted EBITDA, as defined in our credit agreement, and Adjusted EBITDA from Continuing Operations.

For more information regarding the computation of Adjusted EBITDA, Adjusted EBITDA from Continuing Operations, Adjusted Net Income, Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS from Continuing Operations, the reconciliation of Adjusted EBITDA and Adjusted EBITDA from Continuing Operations to income from continuing operations, the reconciliation of Adjusted Net Income and Adjusted Income from Continuing Operations to income from continuing operations and the reconciliation of Adjusted EPS and Adjusted EPS from Continuing Operations to earnings per share from continuing operations, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance and facilitate the comparison of results between periods. Adjusted EBITDA is a measure used in calculating covenant compliance under the terms of our credit agreement. We also use Adjusted EBITDA to review and assess our operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections. Adjusted Net Income, Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS from Continuing Operations exclude amounts we do not consider part of our ongoing operating results when assessing performance and are calculated consistent with the calculation of Adjusted EBITDA, as defined in our credit agreement.

Adjusted EBITDA, Adjusted EBITDA from Continuing Operations, Adjusted Net Income, Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS from Continuing Operations are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, income from continuing operations, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; lithium market demand not materializing as anticipated; the absence of expected returns from the intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed consolidated statements of income

(unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net sales	$152.0	$161.4	$466.9	$486.6
Cost of goods sold	104.4	105.6	309.6	299.3
Gross profit	47.6	55.8	157.3	187.3
Selling, general and administrative expenses	33.2	29.0	96.4	93.6
Operating income	14.4	26.8	60.9	93.7
Other (income) expense:
Interest expense, net	9.9	9.5	29.6	26.4
Foreign currency and other	0.9	0.4	1.6	(0.8)
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	—	2.5
	10.8	9.9	31.2	28.1
Income from continuing operations before income taxes	3.6	16.9	29.7	65.6
Income taxes	(0.9)	4.5	7.0	19.7
Income from continuing operations	4.5	12.4	22.7	45.9
Income from discontinued operations, net of income taxes	2.5	1.8	8.8	7.6
Net income	$7.0	$14.2	$31.5	$53.5

Net income per share - basic:
Continuing operations	$0.10	$0.27	$0.50	$0.99
Discontinued operations	0.06	0.04	0.19	0.16
Net income per share	$0.16	$0.31	$0.69	$1.15

Net income per share - diluted:
Continuing operations	$0.10	$0.26	$0.49	$0.97
Discontinued operations	0.05	0.04	0.19	0.16
Net income per share	$0.15	$0.30	$0.68	$1.13

Weighted average shares outstanding - basic	44,748,071	46,550,852	45,877,092	46,527,292
Weighted average shares outstanding - diluted	45,386,263	47,211,245	46,526,755	47,211,168

Note:  The condensed consolidated statements of income for all periods presented reflect the presentation of discontinued operations.

Polypore International, Inc.

Condensed consolidated balance sheets

(in millions)

	September 28, 2013	December 29, 2012 (a)
Assets:
Cash and cash equivalents	$26.9	$44.9
Accounts receivable, net	103.7	122.1
Inventories	113.3	115.5
Other	34.0	44.4
Assets held for sale	91.2	92.2
Current assets	369.1	419.1

Property, plant and equipment, net	596.6	607.5
Goodwill	444.5	444.5
Intangibles and loan acquisition costs, net	97.0	107.0
Other	7.6	8.0
Total assets	$1,514.8	$1,586.1

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$78.3	$74.1
Income taxes payable	1.0	1.6
Current portion of debt	16.9	50.0
Liabilities related to assets held for sale	20.6	19.6
Current liabilities	116.8	145.3

Debt, less current portion	629.4	646.3
Other	213.8	211.7
Shareholders’ equity	554.8	582.8
Total liabilities and shareholders’ equity	$1,514.8	$1,586.1

(a)      Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated statements of cash flows

(unaudited, in millions)

	Nine Months Ended
	September 28, 2013	September 29, 2012
Operating activities:
Net income	$31.5	$53.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	43.2	41.4
Stock-based compensation	14.2	12.3
Deferred income taxes	(3.2)	10.0
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	2.5
Changes in operating assets and liabilities	37.4	(36.2)
Other	3.9	3.1
Net cash provided by operating activities	127.0	86.6
Investing activities:
Purchases of property, plant and equipment, net	(19.8)	(123.7)
Net cash used in investing activities	(19.8)	(123.7)
Financing activities:
Principal payments on debt	(15.0)	(4.7)
Net payments on revolving credit facility	(35.0)	—
Repurchases of common stock	(80.7)	—
Proceeds from new senior credit agreement	—	350.0
Principal payments in connection with refinancing of senior credit agreement	—	(342.3)
Loan acquisition costs	—	(6.2)
Other	4.0	0.3
Net cash used in financing activities	(126.7)	(2.9)
Effect of exchange rate changes on cash and cash equivalents	1.5	—
Net decrease in cash and cash equivalents	(18.0)	(40.0)
Cash and cash equivalents at beginning of period	44.9	92.6
Cash and cash equivalents at end of period	$26.9	$52.6

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Income from continuing operations	$4.5	$12.4	$36.8	$68.9
Add:
Depreciation and amortization expense	13.6	13.0	54.1	51.4
Interest expense, net	9.9	9.5	39.2	35.0
Income taxes	(0.9)	4.5	12.6	29.7
EBITDA from continuing operations	27.1	39.4	142.7	185.0
Adjustments:
Stock-based compensation	4.9	3.9	18.1	17.1
Foreign currency (gain) loss	0.6	0.6	1.7	(2.4)
Loss on disposal of property, plant and equipment	0.1	—	1.0	0.9
FTC-related costs incurred due to the Microporous litigation and order compliance	0.1	0.1	0.3	0.2
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	—	2.5
Other non-cash or non-recurring items	—	(0.1)	0.2	—
Adjusted EBITDA from continuing operations	32.8	43.9	164.0	203.3
Adjusted EBITDA from discontinued operations	5.3	3.7	22.7	19.5
Adjusted EBITDA	$38.1	$47.6	$186.7	$222.8

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Income from continuing operations	$4.5	$12.4	$22.7	$45.9
Adjustments:
Stock-based compensation	4.9	3.9	14.2	12.3
Foreign currency (gain) loss	0.6	0.6	1.1	(0.2)
Loss on disposal of property, plant and equipment	0.1	—	0.9	0.8
FTC-related costs incurred due to the Microporous litigation and order compliance	0.1	0.1	0.3	0.4
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	—	2.5
Other non-cash or non-recurring items	0.2	—	0.6	0.1
Impact of adjustments on income taxes	(2.4)	(1.5)	(6.4)	(5.9)
Adjusted income from continuing operations	8.0	15.5	33.4	55.9
Adjusted income from discontinued operations	2.7	1.9	9.0	7.7
Adjusted net income	$10.7	$17.4	$42.4	$63.6

Net income per share - diluted:
Income from continuing operations	$0.10	$0.26	$0.49	$0.97
Impact of adjustments on income from continuing operations	0.08	0.07	0.23	0.22
Adjusted earnings per share from continuing operations	0.18	0.33	0.72	1.19
Adjusted earnings per share from discontinued operations	0.06	0.04	0.19	0.16
Adjusted earnings per share	$0.24	$0.37	$0.91	$1.35

Weighted average shares outstanding - diluted	45,386,263	47,211,245	46,526,755	47,211,168

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income from Continuing Operations Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Operating income:
Electronics and EDVs	$2.3	$10.5	$10.6	$41.8
Transportation and industrial	16.2	16.1	49.3	48.8
Energystorage	18.5	26.6	59.9	90.6
Separations media	9.6	9.7	38.9	36.5
Corporate and other	(8.4)	(5.5)	(21.9)	(19.8)
Segment operating income	19.7	30.8	76.9	107.3
Stock-based compensation	4.9	3.9	14.2	12.3
Non-recurring and other costs	0.4	0.1	1.8	1.3
Total operating income	14.4	26.8	60.9	93.7
Reconciling items:
Interest expense, net	9.9	9.5	29.6	26.4
Foreign currency and other	0.9	0.4	1.6	(0.8)
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	—	2.5
Income from continuing operations before income taxes	$3.6	$16.9	$29.7	$65.6